AT THE COMPANY ON THE WEB
Thomas G. Smith forestcity.net
Executive Vice President,
Chief Financial Officer
216-621-6060

Thomas T. Kmiecik
Assistant Treasurer
216-621-6060

FOR IMMEDIATE RELEASE

FOREST CITY SPLITS STOCK 2-FOR-1 AND INCREASES QUARTERLY DIVIDEND

CLEVELAND – June 21, 2005 – Charles A. Ratner, President and Chief Executive Officer of Forest City Enterprises, Inc. (NYSE: FCEA and FCEB) announced today that the Board of Directors has approved a two-for-one stock split to be effected as a stock dividend and also declared a 20 percent increase in the Company’s quarterly cash dividend.

Holders of Forest City’s Class A and Class B Common Stock will receive one additional share of Common Stock for every one share held on the record date of June 27, 2005. The additional shares will be distributed on or about July 11, 2005, by the Company’s transfer agent, National City Bank in Cleveland, Ohio.

Charles A. Ratner, commented, “The stock split confirms our Board’s confidence that Forest City will continue to grow shareholder value. This is our fourth stock split in eight years.”

In a separate action, the Board of Directors declared an increase in the quarterly cash dividend to $0.06 per share on a post-split basis. This represents a 20 percent increase over the current dividend rate. The dividend applies to the outstanding shares of both Class A and Class B Common Stock and is payable on September 15, 2005, to shareholders of record at the close of business on September 1, 2005.

Corporate Description

Forest City Enterprises, Inc. is a $7.4 billion NYSE-listed national real estate company. The Company is principally engaged in the ownership, development, acquisition and management of mixed-use projects, retail centers, apartment communities, office buildings and hotels in 19 states and the District of Columbia.

Safe Harbor Language

Statements made in this news release that state the Company or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, real estate development and investment risks, economic conditions in the Company’s target markets, reliance on major tenants, the impact of terrorist acts, the Company’s substantial leverage and the ability to service debt, guarantees under the Company’s credit facility, changes in interest rates, continued availability of tax-exempt government financing, the sustainability of substantial operations at the subsidiary level, significant geographic concentration, illiquidity of real estate investments, dependence on rental income from real property, conflicts of interest, competition, potential liability from syndicated properties, effects of uninsured loss, environmental liabilities, partnership risks, litigation risks, risks associated with an investment in a professional sports franchise, and other risk factors as disclosed from time to time in the Company’s SEC filings, including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2005.

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